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                     May 8, 2024

       Steven Gatoff
       Chief Financial Officer
       Inseego Corp.
       9710 Scranton Road, Suite 200
       San Diego, CA 92121

                                                        Re: Inseego Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 001-38358

       Dear Steven Gatoff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing